UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 16, 2017
Etsy, Inc.
(Exact name of registrant as specified in its charter)

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Delaware	001-36911	20-4898921
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
117 Adams Street
Brooklyn, New York 11201
(Address of principal executive offices, including zip code)
(718) 880-3660
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.05 Costs Associated with Exit or Disposal Activities.
On May 2, 2017, Etsy, Inc. ("Etsy") announced a plan to increase efficiency and streamline its cost structure through headcount reductions of approximately 80 positions (approximately 8% of the total workforce) and a reduction in internal programs (the “May Plan”). Etsy originally estimated severance charges and other exits costs of $4.5 million to $6 million relating to the May Plan. The May Plan severance charges and other exit costs are now expected to be in the range of $6.5 million to $8 million, largely made up of cash expenditures, due to the finalization of separation agreements and additional headcount reductions of 10 persons. These costs will be recognized through the end of 2017.

On June 16, 2017, the Board of Directors of Etsy approved additional initiatives associated with the May Plan that are designed to improve focus on key strategic growth opportunities. These initiatives include additional headcount reductions of approximately 140 positions (approximately 15% of the total current workforce) bringing total eliminated positions to approximately 230, or an approximately 22% reduction, compared to its headcount at the end of 2016. In connection with these initiatives, Etsy expects to incur additional employee severance charges and other exit costs of $6.0 million to $8.8 million, largely made up of cash expenditures, which will be recognized through the end of 2017. Etsy announced these additional initiatives on June 21, 2017.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued by Etsy, Inc. on June 21, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ETSY, INC.

By: /s/Rachel Glaser
Rachel Glaser
Chief Financial Officer
Dated: June 21, 2017